- PRESS RELEASE -

Contact:     Katharina Manok
ROFIN-SINAR
011-49-40-733-63-4256
- or -
734-416-0206

ROFIN REPORTS RESULTS FOR THE THIRD QUARTER
OF FISCAL YEAR 2016

•	Quarterly net sales of $125.9 million

•	Gross profit margin of 39% and earnings per share of $0.40, for the quarter

•	Non-recurring costs, primarily related to proposed merger with Coherent, affected EPS by $(0.05)

•	Continued progress with cost reduction and streamlining process

•	First 2.5 kW fiber laser module shipped

•
ROFIN stockholders approve acquisition by Coherent of all outstanding shares of Rofin stock, for $32.50 per share; holders of more than 95% of the shares present at the Special Meeting voted in favor of the acquisition by Coherent

•	Merger expected to close in last calendar quarter of 2016

Plymouth, MI / Hamburg, Germany, August 9, 2016 - ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources, laser-based solutions and components, today announced results for its third fiscal quarter and nine months ended June 30, 2016.

FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

	Three months ended			Nine months ended

	6/30/16	6/30/15	% Change	6/30/16	6/30/15	% Change

Net sales	$125,940	$132,547	-5%	$348,954	$377,653	-8%
RSTI net income	$11,535	$11,558	—%	$18,611	$26,462	-30%
Earnings per share "Diluted" basis*	$0.40	$0.41	-2%	$0.65	$0.94	-31%

* The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.6 million and 28.3 million for each of the fiscal quarters, and 28.5 million and 28.3 million for each of the nine-month periods ending June 30, 2016 and 2015, respectively.

“We delivered solid third quarter results with net sales of almost $126 million which were mainly supported by robust European demand, solid performance by our service and parts business, as well as very strong sales in our component business. Sales of components reached a record level in the quarter, with an increase in turnover of more than 20% when compared to the third quarter of the prior financial year,” commented Thomas Merk, CEO and President of RSTI.

“Thanks to our continuous efforts to further improve our cost structure and to streamline processes, we were able to reduce operating costs, despite material non-recurring expenses related to the proposed merger with Coherent. On a sequential basis, we were able to improve our gross profit margin for the quarter to 39% of net sales, compared to 35% the prior quarter.”

“We continue to see encouraging demand for our high-power fiber lasers, resulting in a 25% year-over-year increase in units shipped. We also saw more diversified demand for these lasers in the third quarter, with increased demand for higher power levels and for welding applications. Further optimization of the design and production costs of our product and applications portfolio remains a key focus. In the CO2 laser area, we experienced stable business levels for our low and high-power CO2 lasers.”

“From a geographic perspective, European sales were up year-over-year, although our North American and Asian sales level were lower. We are encouraged that order entry for these regions have recently shown an improving trend.”

“Based on our solid backlog of $135.0 million, and the strengthening trend in order activity in America and Asia, we are confident for the remainder of the fiscal year. Following the approval of our proposed merger with Coherent by holders of more than 95% of ROFIN shares present and voting at the Special Meeting, we are looking forward to our common future with Coherent and creating enhanced opportunities for our employees, customers and suppliers. The closing of the merger, which remains subject to certain conditions including receipt of regulatory approval in Europe, is expected to occur in the fourth calendar quarter of 2016,” concluded Mr. Merk.

FINANCIAL REVIEW

- Third Quarter -
Net sales totaled $125.9 million for the third quarter ended June 30, 2016, a 5% decrease from the comparable quarter of fiscal year 2015. Gross profit totaled $49.6 million, or 39% of net sales, compared to $52.3 million, or 39% of net sales, in the same period of fiscal year 2015. RSTI net income amounted to $11.5 million, compared to $11.6 million in the third quarter last fiscal year, and represented 9% of net sales in each period. The diluted per share calculation equaled $0.40 for the quarter based upon 28.6 million weighted-average common shares outstanding, compared to the diluted per share calculation of $0.41 based upon 28.3 million weighted-average common shares outstanding for the same period in fiscal year 2015. ROFIN incurred $1.7 million of non-recurring costs during the quarter, primarily related to the contemplated merger with Coherent, having a net after tax effect of approximately $1.3 million on net income ($0.05 per share on EPS).

Third quarter SG&A expenses, including the non-recurring expenses related primarily to the pending merger with Coherent, amounted to $24.1 million, representing 19% of net sales, and decreased by $0.6 million compared to last fiscal year’s third quarter. Net R&D expenses decreased by $0.6 million to $9.3 million (7% of net sales), compared to $9.9 million (7% of net sales) in the third quarter of fiscal year 2015.

Sales of laser products for marking and micro applications decreased by 20% to $51.6 million as compared to Q3 of 2015, and represented 41% of total sales. Sales of laser products for macro applications increased by 3% to $50.4 million, and accounted for 40% of total sales for the quarter. Sales of components increased by 22% to $24.0 million, representing 19% of total sales. Quarterly turnover with service and spare parts accounted for $34.6 million of total sales in the quarter.

For the third quarter of fiscal 2016, 41% of laser-related sales were from the machine tool industry (compared with 37% in the prior year period); 12% from the automotive industry (8% in 2015); 13% from the semiconductor, electronics and photovoltaic industries (30% in 2015); and 34% from other industries (25% in 2015).

On a geographic basis, net sales in Europe increased by 9% to $59.3 million during the third quarter of fiscal year 2016, while net sales decreased by 21% in Asia to $39.9 million, and by 3% in North America to $26.7 million from the comparable period in the prior year. European net sales accounted for 47% of quarterly net sales, while Asian and North American net sales accounted for 32% and 21%, respectively, of quarterly net sales.

- Nine Months -
For the nine months ended June 30, 2016, net sales totaled $349.0 million, a decrease of $28.7 million, or 8%, from the comparable period in 2015. The fluctuation of the U.S. dollar, mainly against the Euro, resulted in a decrease in net sales of $12.2 million for the nine-month period. Gross profit for the period was $128.7 million, $11.6 million lower than in the same period in 2015. RSTI net income for the nine months ended June 30, 2016, totaled $18.6 million, with diluted earnings per share of $0.65 based upon 28.5 million weighted-average common shares outstanding, as compared to $26.5 million, with diluted earnings per share of $0.94 based upon 28.3 million weighted-average common shares outstanding in the nine-month period ended June 30, 2015. The results for the nine-month period ended June 30, 2016 were impacted by non-recurring expenses of $6.8 million, mainly related to the proposed merger with Coherent and the recent proxy contest, having an aggregate net after tax effect of approximately $5.6 million on RSTI net income ($0.20 per share on EPS).

Net sales of laser products for marking and micro applications decreased by $32.5 million, or 18%, to $145.1 million, and net sales of laser products for macro applications decreased by $3.4 million, or 2%, to $141.3 million. Component sales of $62.5 million represented an increase of $7.3 million, or 13%, versus the comparable period in fiscal year 2015.

On a geographic basis, net sales decreased in Asia in the first nine months by 16% to $105.7 million (2015: $126.2 million), in North America by 7% to $78.4 million (2015: $84.0 million), and in Europe by 2% to $164.9 million (2015: $167.5 million). Europe contributed 47% to total net sales in the nine months ended June 30, 2016, Asia 30% and North America 23%.

- Backlog -
Order entry for the quarter decreased slightly by 1% to $128.1 million compared to the third quarter of fiscal year 2015. The backlog as of June 30, 2016, which mainly comprises laser products, amounted to $135.0 million, of which $50.9 million was for laser macro applications, $62.6 million was for laser marking and micro applications, and $21.5 million was for components. As of June 30, 2016, ROFIN had a book-to-bill ratio of 1.02 for the third fiscal quarter.

- Merger Agreement -
As publicly disclosed on March 16, 2016, ROFIN and Coherent entered into a merger agreement pursuant to which Coherent will acquire ROFIN for $32.50 per share in cash. ROFIN’s stockholder approval was a condition to the closing of the merger. On June 29, 2016, holders of more than 95% of the shares of the ROFIN's common stock present and voting at ROFIN’s Special Meeting voted in favor of the transaction, representing more than 74% of the outstanding shares of ROFIN’S common stock. The completion of the transaction remains subject to the satisfaction of other closing conditions, including the receipt of regulatory approvals, as well as the timely completion of Coherent’s financing for the merger. ROFIN continues to anticipate that the transaction will be consummated in the last calendar quarter of 2016.

In light of the pending transaction with Coherent, and as indicated previously, ROFIN is not providing forward guidance or conducting a conference call to discuss the results of its operations.

About ROFIN

With 40 years of experience, ROFIN-SINAR Technologies is a leading developer, designer and manufacturer of lasers and laser-based system solutions for industrial material processing applications. The Company focuses on developing key innovative technologies and advanced production methods for a wide variety of industrial applications based on a broad scope of technologies. The product portfolio ranges from single laser-beam sources to highly complex systems, covering all of the key laser technologies such as solid-state, fiber, ultrashort pulse and CO2 lasers, as well as diode lasers, and the entire power spectrum, from single-digit watts up to multi-kilowatts, as well as a comprehensive spectrum of wavelengths or pulse durations and an extensive range of laser components. ROFIN-SINAR Technologies has its operational headquarters in Plymouth, Michigan, and Hamburg, Germany, and maintains production facilities in the US, Germany, UK, Sweden, Finland, Switzerland, Singapore and China. ROFIN currently has more than 55,000 laser units installed worldwide and serves more than 4,000 customers. The Company’s shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the "Prime Standard" segment of the Frankfurt Stock Exchange under ISIN US7750431022. ROFIN is part of the Standard & Poor's SmallCap 600 Index and the Russell 2000 Index. Additional information is available on the Company's home page: www.rofin.com.

(Tables to follow)

ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	(unaudited)		(unaudited)

	6/30/2016	6/30/2015	6/30/2016	6/30/2015

- Macro	$50,360	$48,660	$141,319	$144,742
- Marking/Micro	51,559	64,129	145,090	177,637
- Components	24,021	19,758	62,545	55,274
Net Sales	125,940	132,547	348,954	377,653

Costs of goods sold	76,376	80,282	220,301	237,364

Gross profit	49,564	52,265	128,653	140,289

Selling, general and administrative expenses	24,071	24,657	73,227	73,246
Intangibles amortization	642	739	2,020	2,274
Research and development expenses	9,294	9,896	27,187	30,222

Income from operations	15,557	16,973	26,219	34,547

Other income (expense)	777	(987)	(211)	2,198

Income before income tax	16,334	15,986	26,008	36,745

Income tax expense	4,835	4,437	7,494	10,278

Net income	11,499	11,549	18,514	26,467

Net income (loss) attributable to
non-controlling interest	(36)	(9)	(97)	5

Net income attributable to RSTI	11,535	11,558	18,611	26,462

Net income attributable to RSTI per share
* “diluted” basis	$0.40	$0.41	$0.65	$0.94
** “basic” basis	$0.41	$0.41	$0.66	$0.94

* The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.6 million and 28.3 million for each of the fiscal quarters, and 28.5 million and 28.3 million for each of the nine-month periods ending June 30, 2016 and 2015, respectively.
** The basic per share calculation is based on the weighted-average shares outstanding for each period presented, which was 28.3 million and 28.2 million for each of the fiscal quarters, and 28.3 million and 28.1 million for each of the nine-month periods ending June 30, 2016 and 2015, respectively.

ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	6/30/2016	9/30/2015
ASSETS

Cash, cash equivalents and short-term investments	$177,759	$175,562
Trade accounts receivable, net	93,642	96,093
Inventories, net	190,310	181,025
Other current assets	38,633	35,896
Total current assets	500,344	488,576
Net property and equipment	94,051	92,573
Other non-current assets	123,180	125,342
Total non-current assets	217,231	217,915

Total assets	$717,575	$706,491

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-term debt	7,047	5,226
Accounts payable, trade	19,993	23,443
Other current liabilities	72,364	80,949
Total current liabilities	99,404	109,618
Long-term debt	13,187	18,085
Other non-current liabilities	39,164	36,179
Total liabilities	151,755	163,882

Net stockholders' equity	565,820	542,609

Total liabilities and stockholders' equity	$717,575	$706,491

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “target,” “future,” “continue,” “anticipate,” “believe,” “estimate,” “expect,” “strategy,” “likely,” “may,” “should” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding future plans, events or performance, including guidance relating to revenues and earnings per share; expected operating results, such as revenue growth and earnings; expected seasonal impact; current or future volatility in the exchange rates and future economic conditions; anticipated levels of capital expenditures, including for corporate actions such as share buybacks; expectations of our long-term financial prospects, margin and cash flow expansion; and our strategy for growth, product portfolio development, market position, financial results and reserves.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: downturns in the machine tool, automotive, semiconductor, electronics, photovoltaic, and medical device industries which may have, in the future, a material adverse effect on our sales and profitability; the ability of our OEM customers to incorporate our laser products into their systems; the impact of exchange rate fluctuations, which may be significant because a substantial portion of our operations is located in non-US countries; the level of competition and our ability of to compete in the markets for our products; our ability to develop new and enhanced products to meet market demand or to adequately utilize our existing technology; third party infringement of our proprietary technology or third party claims against us for the infringement or misappropriation of proprietary rights; the scope of patent protection that we are able to obtain or maintain; competing technologies that are similar to or that serve the same uses as our technology; our ability to efficiently manage the risks associated with our international operations; risks associated with recent changes in our senior management personnel; the worldwide economic environment, including specifically but not limited to in Asia; any adverse impact to us resulting from the announcement or pendency of the contemplated merger with Coherent; any adverse impact to us resulting from the announcement or implementation of any one or more of our cost reduction programs, as permitted under the Merger Agreement; and such other factors as discussed throughout Part I, Item 1A. Risk Factors and Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K, as amended, for the year ended September 30, 2015. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Additional Information and Where to Find It
In connection with the above mentioned merger transaction, the Company has filed the merger agreement and other relevant materials with the Securities and Exchange Commission (the “SEC”) which can be accessed on the SEC website under www.sec.gov.